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                                                                    EXHIBIT 23.3


                           CONSENT OF DIRECTOR NOMINEE

         I, Zalman Segal, hereby consent to the use of my name, the description of my agreement to join the Board of Directors of Alon USA Energy, Inc. (the "Company") upon the consummation of the Company's initial public offering, and the description of my background under the heading "Management" and elsewhere in the Company's Registration Statement on Form S-1 initially filed with the Securities and Exchange Commission on May 11, 2005, and in all amendments or supplements thereto.


Dated 7 June, 2005


                                                /s/ Zalman Segal
                                                --------------------------------
                                                Zalman Segal